Contact: John Simley
Wal-Mart Stores, Inc.
800-331-0085

Wal-Mart Appoints Roger Corbett

to Board of Directors

BENTONVILLE, Ark., Nov. 17, 2006 – Wal-Mart Stores, Inc., today announced that Roger C. Corbett has been appointed to its board of directors. Mr. Corbett, 64, recently retired as the CEO and Group Managing Director of Woolworths Ltd. in Australia, positions he held at Woolworths since 1999. With the addition of Mr. Corbett, Wal-Mart’s board now comprises 14 directors.

“Roger has a wealth of experience in international retail operations, including international sourcing,” said Rob Walton, chairman of the board. “We’ve admired Roger’s leadership for many years. He was instrumental in building Woolworths into the dynamic and successful enterprise it is today in Australia.”

Mr. Corbett joined Woolworths in 1990 after serving five years as Director of Retail and Director of Operations with David Jones (Australia) Pty. Ltd. Mr. Corbett began his career with Grace Brothers Pty. Ltd. (later Coles Myer Ltd.) in 1961, remaining with that company until 1984. He presently serves on the boards of John Fairfax Holdings Ltd., Reserve Bank of Australia, Shore School, Australian Leisure & Hospitality Group Ltd. and The Salvation Army.

“It is a privilege to serve on the board of a company that sets the standard for retail excellence in the world,” said Mr. Corbett. “Wal-Mart touches the lives of millions of people every day, improving their standard of living in so many ways.”

Mr. Corbett will serve on the board’s Strategic Planning and Finance Committee with fellow board members Aida Alvarez, James Breyer, David Glass, Jack Shewmaker and Jim Walton.

About Wal-Mart Stores, Inc.

Wal-Mart Stores, Inc. operates Wal-Mart Stores, Supercenters, Neighborhood Markets and SAM’S CLUB locations in the United States. The company also operates in Argentina, Brazil, Canada, China, Costa Rica, El Salvador, Guatemala, Honduras, Japan, Mexico, Nicaragua, Puerto Rico and the United Kingdom. The company’s securities are listed on the New York and NYSE Arca stock exchanges under the symbol WMT. More information about Wal-Mart can be found by visiting www.walmartfacts.com.

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